Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides Second Quarter 2010 Revenue Guidance of Approximately $120 Million

INCLINE VILLAGE, NV, June 15, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the second quarter ended June 30, 2010 of approximately $120 million, as compared with actual results of $125.9 million for the second quarter of 2009.  Included in second quarter 2010 guidance is $1.5 million earned on Eurodollar foreign currency hedging contracts that the Company initiated in January 2010.  Included in actual results for the second quarter 2009 and not included in second quarter 2010 guidance are the second of two $12.5 million installment payments from Alexion and royalties of $18.9 million for sales of Synagis®.  The Company does not anticipate receiving royalties for Synagis sales in the second quarter of 2010 due to the ongoing legal dispute with MedImmune.

Excluding royalties for Synagis, second quarter royalty revenue guidance increased by more than 25 percent in 2010 when compared to actual royalty revenue for the second quarter of 2009.  The growth is primarily driven by increased first quarter 2010 sales of Avastin®, Herceptin®, Lucentis® and Tysabri® for which PDL receives royalties in the second quarter of 2010.

Sales of Avastin, Herceptin, Xolair and Lucentis are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States.  The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below:

Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Reported sales of Avastin and Herceptin increased 23 percent and 19 percent, respectively, when compared to the same period for the prior year. Also contributing to increased Avastin and Herceptin royalties are product sales that are manufactured and sold outside the United States.  As a percent of total Herceptin sales, ex-U.S. manufactured and sold Herceptin increased to 47 percent from 30 percent for the same period in the prior year. Ex-U.S. manufactured and sold Avastin sales represented 27 percent of total Avastin sales; there were no sales of ex-U.S. manufactured Avastin prior to the fourth quarter of 2009.

Following are total ex-US sales by quarter for Avastin and Herceptin based on the quarter in which the Company receives the royalty as well as that portion of ex-US sales that are manufactured outside of the United States.

Reported sales of Lucentis increased 49 percent when compared to the same period for the prior year.  The growth was primarily driven by ex-U.S. sales of Lucentis, which is approved in more than 80 countries worldwide.  At present, Lucentis is made in the United States but Roche has announced that it intends to make Lucentis at a new E. coli plant in Singapore which may be operational by the end of 2010.

Reported sales of Tysabri increased 25 percent when compared to the same period for the prior year.  Elan recently reported that at the end of March 2010, approximately 50,300 patients were on therapy worldwide representing an increase of 26 percent over the approximately 40,000 patients who were on the therapy at the end of March 2009.  Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

--	The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
--	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
--	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
--	Changes in any of the other assumptions on which PDL's projected royalty revenues are based;
--	The outcome of pending litigation or disputes; and
--	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.